Pennsylvania Real Estate Investment Trust
200 South Broad Street
Philadelphia, PA 19102
www.preit.com

Phone: 215-875-0700
Fax: 215-546-7311
Toll Free: 866-875-0700

CONTACT: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Robert McCadden	Jeffrey Goldberger	Lewis Goldberg
EVP and CFO	(Investor Relations)	(Media Relations)
(215) 875-0700	(212) 896-1249	(212) 896-1216

FOR IMMEDIATE RELEASE
March 3, 2005

PREIT Reports 2004 Fourth Quarter and Year End Results

•	Fourth Quarter Net Income per Diluted Share Increased 26%
•	Fourth Quarter FFO Increased 72%
•	Fourth Quarter FFO per Share Increased 35%

Philadelphia, PA, March 3, 2005 -- Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) (NYSE: PEI) today announced its results for the fourth quarter and year ended December 31, 2004.  Net income available to common shareholders for the fourth quarter of 2004 was $0.43 per diluted share.  Funds From Operations (“FFO”) per common share and Operating Partnership unit (“share”) for the fourth quarter of 2004 was $1.12, and for calendar year 2004 was $3.70 per share, which was above the Company’s guidance of $3.60 to $3.65 per share that was provided in November 2004.

2004 Fourth Quarter and Calendar Year Financial Highlights
•	Income from continuing operations for the fourth quarter of 2004 increased by 87.8% to $19.1 million, and for calendar year 2004 increased by 66.1% to $48.5 million.

•	Net income available to common shareholders for the fourth quarter of 2004 increased by 58.1% to $15.8 million, and increased 26.5% to $0.43 per diluted share.

•
Net income available to common shareholders for calendar year 2004 was $40.2 million, or $1.10 per diluted share.  Net income in calendar year 2003 included net income from discontinued operations of $166.8 million, or $8.03 per diluted share, relating to the disposition of the Company’s 15 wholly-owned multifamily properties.

•	FFO for the fourth quarter of 2004 increased by 72.3% to $45.1 million, and increased 34.9% to $1.12 per share.

•	FFO for calendar year 2004 increased by 119.5% to $147.2 million, and increased 25.0% to $3.70 per share.

•	Net Operating Income (“NOI”) from continuing operations for the fourth quarter of 2004 increased by 35.7% to $76.4 million, and for calendar year 2004 increased by 100.9% to $271.0 million.

•
Same store NOI for the Company’s retail portfolio for the fourth quarter of 2004 increased by 0.4% compared to the fourth quarter of 2003, and for calendar year 2004 increased by 3.7% compared to calendar year 2003.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

See the financial tables on pages 11 and 12 for a reconciliation of the terms FFO and NOI as used in this press release to net income, the most directly comparable GAAP measure.

Ronald Rubin, Chairman and Chief Executive Officer of PREIT, stated, “In 2004, PREIT successfully completed the integration of the properties we acquired in our merger with Crown American Realty Trust and from The Rouse Company.  We are pleased that our first full year produced such strong results.  This gives us strong footing for further portfolio growth in 2005 and beyond.”

The results for the year ended December 31, 2004 reflected higher than expected increases in specialty leasing revenues and percentage rents.  Also contributing to the favorable results were lease termination fees, third-party leasing commissions and other fees earned during the last quarter of the year that were not anticipated in our full year forecast. Additionally, operating results benefited from the sooner than anticipated closing on the purchase of Orlando Fashion Square in Orlando, Florida.

Fourth quarter 2004 results reflect the acquisition of 26 wholly-owned shopping malls and the remaining 50% interest in Palmer Park Mall in Easton, Pennsylvania, as a result of the Company’s merger with Crown on November 20, 2003.  The fourth quarter 2004 results also reflect the purchase in 2004 of the remaining 27% interest in Cherry Hill Mall in Cherry Hill, New Jersey, the purchase of Orlando Fashion Square in Orlando, Florida, the purchase of The Gallery at Market East II in Philadelphia, Pennsylvania, and the disposition of five non-core malls acquired in the November 2003 merger with Crown and Rio Grande Mall in 2004.

The results for the calendar year ended December 31, 2004 also reflect the acquisition of 26 wholly-owned shopping malls and the 50% interest in Palmer Park Mall in Easton, Pennsylvania that the Company did not already own as a result of the Company’s merger with Crown on November 20, 2003; the 2003 acquisition of six shopping malls from The Rouse Company; the purchase in 2003 of the remaining 70% interest in Willow Grove Park in Willow Grove, Pennsylvania; as well as the disposition in 2003 of the Company’s 15 wholly-owned multifamily properties and the four multifamily properties held in partnerships.

On September 28, 2004, PREIT announced that it had completed the sale of five non-core malls acquired in the November 2003 merger with Crown. These five malls are classified as discontinued operations on the consolidated statement of income. A sixth mall, Schuylkill Mall in Frackville, Pennsylvania, also acquired in the merger with Crown, continues to be held for sale by the Company and is classified as such on the balance sheet.  Also, on August 31, 2004, the Company sold its 60% non-controlling ownership interest in Rio Grande Mall, in Rio Grande, New Jersey, which is classified as continuing operations on the income statement.

The share amounts that were used to calculate net income per diluted share were affected by the increase in weighted average shares outstanding, primarily as a result of 11.7 million common shares issued in connection with the merger with Crown in November 2003. FFO per share was also affected by the 1.7 million Operating Partnership units issued in connection with the merger with Crown in November 2003, and 0.6 million Operating Partnership units issued in connection with the acquisition of the remaining ownership interest in Cherry Hill Mall in June 2004.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

Fourth Quarter Results
Net income available to common shareholders for the fourth quarter ended December 31, 2004 was $15.8 million, or $0.43 per diluted share, based on 36.2 million weighted average common shares outstanding (diluted), compared with $10.0 million, or $0.34 per diluted share, based on 29.3 million weighted average common shares outstanding (diluted) for the fourth quarter of 2003.  Net income for the fourth quarter of 2003 included a $4.5 million gain on sale of the Company’s interest in Countrywood Apartments in Tampa, Florida. The gain recognition had been deferred as the buyer’s initial investment did not meet the criteria for gain recognition until the purchase money mortgage was paid in full in December 2003.

For the fourth quarter of 2004, the Company’s FFO increased by 72.3% to $45.1 million  from $26.2 million for the fourth quarter of 2003.

FFO per share increased by 34.9% to $1.12 in the fourth quarter of 2004, up from $0.83 in the fourth quarter of 2003.  Weighted average shares outstanding increased to 40.2 million for the fourth quarter of 2004, up from 31.7 million for the fourth quarter of 2003.

NOI from continuing operations from wholly-owned properties and the Company’s proportionate share of partnership properties increased by 35.7% to $76.4 million for the fourth quarter of 2004, from $56.3 million for the fourth quarter of 2003.

Year End Results
Net income available to common shareholders for the twelve months ended December 31, 2004, was $40.2 million, or $1.10 per diluted share, based on 35.9 million weighted average common shares outstanding (diluted), compared with $194.5 million, or $9.36 per diluted share, based on 20.8 million weighted average common shares outstanding (diluted) for the twelve months ended December 31, 2003.  Net income for the twelve months ended December 2004 included a gain of $1.5 million from the sale of PREIT’s 60% non-controlling interest in Rio Grande Mall in Rio Grande, New Jersey. There was no gain or loss from the sale of the five non-core malls in September 2004.  Net income for the twelve months ended December 31, 2003 included gains on sales of $194.3 million, consisting of $178.1 million from the sale of 15 wholly-owned multifamily properties, $15.1 million from the sale of the Company’s partnership interest in four multifamily properties and $1.1 million from the sale of land at Crest Plaza Shopping Center, Allentown, Pennsylvania, to Target.

FFO for the twelve months ended December 31, 2004, totaled $147.2 million, an increase of 119.5% over $67.1 million for the comparable twelve-month period in 2003.

FFO per share for the twelve-month period ended December 31, 2004, increased by 25.0% to $3.70 based on 39.8 million weighted average shares outstanding, compared to $2.96 per share based on 22.7 million weighted average shares outstanding for the twelve months ended December 31, 2003.

NOI from continuing operations from wholly-owned properties and the Company’s proportionate share of partnership properties totaled $271.0 million for the twelve months ended December 31, 2004, an increase of 100.9% over $134.9 million for the twelve months ended December 31, 2003.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

Retail Performance & Occupancy Levels
In the fourth quarter of 2004, same store NOI for the Company’s retail portfolio increased by 0.4%, or $0.1 million, compared to the fourth quarter of 2003.

Same store results represent property operating results for retail properties that the Company owned for the full periods presented and continues to own.  Same store results exclude the results of properties that have undergone or were undergoing redevelopment during the applicable periods, as well as properties acquired or disposed of during the periods presented.

Occupancy in the Company’s same store retail portfolio was 89.7% as of December 31, 2004, compared to 89.9% as of December 31, 2003.  The Company’s same store mall properties reported sales of $354 per square foot in the trailing twelve months ended December 31, 2004, as compared to $347 per square foot in the comparable period ended December 31, 2003.

The Company’s enclosed malls were 90.7% occupied as of December 31, 2004, compared to 90.8% as of December 31, 2003.  Sales per square foot in the trailing twelve months ended December 31, 2004, increased 2.9% to $324 per square foot from $315 per square foot for the trailing twelve months ended December 31, 2003.

The Company’s power centers were 96.8% occupied as of December 31, 2004 and 97.9% as of December 31, 2003.

Leasing Update
During the fourth quarter of 2004, the Company executed 129 retail leases encompassing 694,380 square feet at an average rent per square foot of $14.24.  New leases for space previously leased to other tenants accounted for 25 transactions totaling 50,887 square feet at an average rent of $29.41, or $1.43 higher than the average rent per square foot at the time of expiration.  Seventy-two in-line leases for 233,994 square feet were renewed for an average base rent of $20.67, an increase of $1.87 per square foot over rent at expiration.  Additionally, five anchors renewed leases for 357,219 square feet on their stated terms, with an average base rent of $5.66 per square foot.  The Company also executed transactions for 27 formerly vacant spaces totaling 52,280 square feet with an average rent of $29.36 per square foot.

Portfolio Composition
The Company ended the fourth quarter of 2004 with investments in real estate (excluding assets held for sale) of $2,667 million, an increase of $126 million from $2,541 million at the end of the third quarter of 2004. The increase is primarily a result of the acquisition of Orlando Fashion Square in Orlando, Florida.

Capital Resources
Robert McCadden, PREIT’s Executive Vice President and CFO, commented, “The previously announced modification to our credit facility represents an important first step in achieving a capital structure that will facilitate our redevelopment and acquisition plans.”

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

2005 Forecast
The Company estimates that for calendar year 2005 net income available to common shareholders will be between $1.19 and $1.31 per diluted share and that FFO will be between $3.72 and $3.84 per share.  The Company estimates that for the first quarter of 2005 net income available to common shareholders will be between $0.17 and $0.21 per share and that FFO per share will be between $0.83 and $0.87.

Estimated Per Share	First Quarter 2005	Calendar Year 2005

Net income available to common shareholders	$0.17 - $0.21	$1.19 - $1.31
Gain on sales, net of minority interest	$0.00	($0.12)
Depreciation and amortization (includes Company’s proportional share of partnerships), net of minority interest, and other	$0.66	$2.65
FFO per share	$0.83 - $0.87	$3.72 - $3.84

Edward Glickman, PREIT’s President and COO, commented, “Looking forward to 2005, we intend to move from integration to execution as we focus on improving the market position of our assets.  To achieve this, we will seek to reposition a number of our assets by adding new merchants and renovating the existing physical plant.  Regardless of their repositioning status, all assets will be the focus of intensified management programs intended to create a fundamental change in our shopper’s experience of our properties.”

Dividend Declaration
On February 17, 2005, PREIT announced that its Board of Trustees had declared a quarterly cash dividend of $0.54 per common share. The dividend will be paid on March 15, 2005, to common shareholders of record on March 1, 2005.  The March 15, 2005, dividend payment will be PREIT’s 112th consecutive distribution since its initial dividend paid in August 1962. Throughout its history, the Company has never omitted or reduced a shareholder dividend.

PREIT also announced on February 17, 2005, that its Board of Trustees has declared a regular quarterly dividend of $1.375 per share on its 11.00% senior preferred shares. The dividend will be paid on March 15, 2005, to holders of record on March 1, 2005.

A copy of the Company’s Distribution Reinvestment and Share Purchase Plan prospectus, enrollment forms and other information is available on the Company’s web site at www.preit.com under Investor Information, or by calling Wells Fargo Bank, N.A. at (800) 468-9716, or the Company at (215) 875-0735.  You should read the prospectus carefully before making any investment decisions.

Other Events

Redevelopment Activities

Capital City Mall, Camp Hill, Pennsylvania
On November 8, 2004, PREIT announced a redevelopment plan for Capital City Mall in Harrisburg, Pennsylvania. The 609,000 square foot center is anchored by Hecht’s, JC Penney, and Sears department stores. The plan calls for creating a new eight-bay food court and two family-themed restaurant locations. The existing food court space will be redeveloped into a lifestyle wing with 30,000 square feet of specialty retail space.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

New River Valley Mall, Christiansburg, Virginia
On November 8, 2004, PREIT announced a redevelopment plan for New River Valley Mall in Christiansburg, Virginia. The 428,000 square foot center is anchored by Belk, JCPenney and Sears. Regal Cinemas, currently operating a 31,000 square foot theater in the mall with 11 screens and regular seating, will relocate to a new 53,000 square foot, free-standing location to be built near the mall’s perimeter road. The new theater will be a state-of-the-art stadium seating facility with 14 screens and seating capacity for more than 2,500 patrons.

Patrick Henry Mall, Newport News, Virginia
On August 5, 2004, PREIT announced a redevelopment plan for Patrick Henry Mall in Newport News, Virginia. The 640,000 square foot center is currently anchored by Hecht’s, JC Penney and two Dillard’s department stores. The plan incorporates a closing of the 65,000 square foot Dillard’s Men’s store, and an expansion of the second store by 26,000 square feet, to 142,000 square feet.  The newly-expanded Dillard’s store will feature a distinctive mix of merchandise specifically edited to match the preferences of the Newport News customer. A new 50,000 square foot Dick’s Sporting Goods store will also be added to the center and an additional 22,000 square foot junior anchor and approximately 48,000 square feet of new small shop gross leaseable area will be built in place of the former Dillard’s Men’s store.

Echelon Mall, Voorhees, New Jersey
On July 14, 2004, PREIT announced that Wal-Mart Stores, Inc. will build a 147,550 square foot store at Echelon Mall, a 1.1 million square foot mall, in Voorhees, New Jersey.  The Wal-Mart store marks the beginning of the redevelopment of Echelon Mall and will occupy an outparcel in the area previously occupied by JCPenney.  The Wal-Mart store will join Strawbridge’s and Boscov’s as Echelon Mall’s anchor tenants.

Acquisition of Orlando Fashion Square
On December 2, 2004, PREIT announced that it had completed the acquisition of Orlando Fashion Square in Orlando, Florida, for approximately $123.5 million. The acquisition was funded from the Company’s unsecured credit facility.  The in-line sales volume for the mall for the year ended December 31, 2004 was $297 per square foot, and, at December 31, 2004, in-line occupancy was 79.2%.

Subsequent Events

Acquisition of Cumberland Mall
On February 4, 2005, PREIT announced that it completed the previously-announced acquisition of Cumberland Mall in Vineland, New Jersey, for approximately $59.5 million.  This consideration for this acquisition consisted of $0.9 million of cash, the assumption of $47.7 million in mortgage debt and approximately $11.0 million worth of units of our operating partnership.

Agreement to Sell Laurel Mall
On February 17, 2005, PREIT announced that a partnership in which it holds a 40% interest has entered into a definitive agreement to sell Laurel Mall in Hazleton, Pennsylvania, to Laurel Mall, LLC.  The total sale price for the mall is approximately $33.5 million, including assumed debt of approximately $22.7 million. The sale price represents a return of approximately 10.0% on the 2004 operating income from the mall.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

PREIT’s share of the sale price is expected to be approximately $13.5 million, including assumed debt of approximately $9.1 million. The net cash proceeds to PREIT are expected to be approximately $3.9 million after closing costs and adjustments.  The transaction is expected to be completed in the second quarter of 2005, but is subject to customary closing conditions, including the satisfactory completion of the buyer’s due diligence and the lender’s approval of the buyer’s assumption of the debt.  Laurel Mall totals approximately 560,000 square feet.

Credit Facility Amendment; Lower Interest Rate and Other Favorable Changes
On February 3, 2005, PREIT announced that it has amended its credit facility dated November 20, 2003, effective as of January 31, 2005.  The interest rate under the credit facility, as amended, ranges from 1.05% to 1.55% per annum over LIBOR, depending on the Company’s leverage.  The previous interest rate on the facility ranged from 1.50% to 2.50% over LIBOR.

Pursuant to the amendment, the new capitalization rate applied to property Adjusted Net Operating Income, as defined in the credit facility agreement dated November 20, 2003, in the calculation of Gross Asset Value is 8.25%. Previously, the capitalization rate ranged from 9% to 11%.

The term of the amended credit facility will now run until November 20, 2007, and the Company will have an option to extend the term for an additional 14 months, under prescribed conditions. Previously, the credit facility was scheduled to expire on November 20, 2006, with a 12 month extension option.

Under the amended terms, the Company will pay a facility fee of between 15 and 20 basis points per year of the total lender commitments under the facility. Previously, the Company had paid a fee of between 15 and 30 basis points per year multiplied by the unused portion of the facility.

The amount available under the facility remains at $500 million, of which $326 million is currently outstanding. PREIT has the option to increase the facility to $650 million under prescribed conditions. Based on the Company’s current leverage ratio, the applicable interest rate is 1.05% over LIBOR. Previously, the interest rate was 1.75% over LIBOR for the same leverage ratio. The applicable interest rate is subject to change depending on the Company’s leverage.

Wells Fargo Bank, N.A. is the sole lead arranger and administrative agent under the facility.

Repayment of Second Mortgage on Cherry Hill Mall
On February 24, 2005, the Company fully repaid its obligations under a $59.0 million second mortgage on Cherry Hill Mall in Cherry Hill, New Jersey.  To repay this second mortgage, which had carried an interest rate of 5.0%, the Company borrowed an additional $55.0 million under its $500 million unsecured revolving credit facility, which is included in the $326 million currently outstanding.

Definitions
The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure, as income before gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate depreciation; plus or minus adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. FFO is a commonly used measure of operating performance and profitability in the REIT industry, and we use FFO as a supplemental non-GAAP measure to compare our company’s

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

performance to that of our industry peers.  In addition, we use FFO as a performance measure for determining bonus amounts earned under certain of our performance-based executive compensation programs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than the Company.  FFO does not include gains (losses) on sale of real estate assets, which are included in the determination of net income in accordance with GAAP.  Accordingly, FFO is not a comprehensive measure of our operating cash flows.  In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as net operating income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s financial performance, or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions.

The Company believes that net income is the most directly comparable GAAP measurement to FFO. The Company believes that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as various non-recurring items that are considered extraordinary under GAAP, gains on sales of real estate and depreciation and amortization of real estate.

Net operating income (“NOI”), which is a non-GAAP measure, is derived from revenues (determined in accordance with GAAP) minus property operating expenses (determined in accordance with GAAP). Net operating income is a non-GAAP measure. It does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity; nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions. The Company believes that net income is the most directly comparable GAAP measurement to net operating income.

The Company believes that net operating income is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Net operating income excludes general and administrative expenses, management company revenues, interest income, interest expense, depreciation and amortization, income from discontinued operations and gains on sales of interests in real estate.

EBITDA is earnings before interest, taxes, depreciation and amortization. On a property level, EBITDA and NOI are equivalent; however, certain corporate revenues and expenses are added and deducted to/from NOI to derive EBITDA on a company wide basis. Specifically, management company revenues and interest income are added to NOI while corporate payroll and other general and administrative expenses are deducted from NOI to calculate EBITDA. The Company believes that net

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

income is the most directly comparable GAAP measurement to EBITDA. The Company believes that EBITDA helps the Company and its investors evaluate the ongoing operating performance of its properties and facilitate comparisons with other REITs and real estate companies. These measures assist management by providing a baseline to assess property-level results, particularly as the Company acquires or sells assets. The EBITDA measures presented by the Company may not be comparable to other similarly titled measures used by other companies.

Conference Call Information
The Company has scheduled a conference call for 3:00 p.m. Eastern Time today to review its fourth quarter and year end results, recent developments, market trends and future outlook. To listen to the call, please dial (877) 691-0878 (domestic) or (973) 935-8505 (international), at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the Company website at www.preit.com or at www.viavid.net.  Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.  Financial and statistical information expected to be discussed on the call will also be available on the Company’s website at www.preit.com under the Investor Relations tab in Supplemental Disclosures.

For interested individuals unable to join the conference call, a replay of the call will be available through March 17, 2005, at (877) 519-4471 (domestic) or (973) 341-3080 (international), (Passcode: 5723142).  The online archive of the webcast will be available for 14 days following the call.

About Pennsylvania Real Estate Investment Trust
Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 33.0 million square feet) located in the eastern United States.  PREIT’s portfolio currently consists of 54 properties in 12 states.  PREIT’s portfolio includes 37 shopping malls, 13 strip and power centers and four industrial properties.  PREIT is headquartered in Philadelphia, Pennsylvania.  PREIT’s website can be found at www.preit.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts.   These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements.  Additionally, there can be no assurance that PREIT’s actual results will not differ significantly from the forecast and estimates set forth above, or that PREIT’s returns on its acquisitions will be consistent with the estimates outlined in the related press releases.  PREIT’s business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT’s portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.  Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2003.

[Financial Tables Follow]
# # #
** A supplemental quarterly financial package **
will be available on the Company’s web site at www.preit.com.

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

FUNDS FROM OPERATIONS	Three Months Ended				Twelve Months Ended

(In thousands, except per share amounts)	Dec 31, 2004		Dec 31, 2003		Dec 31, 2004		Dec 31, 2003

Net income	$19,164		$11,501		$53,788		$196,040
Minority interest in Operating Partnership	2,334		1,198		5,695		3,298
Minority interest in Operating Partnership-discontinued operations	23		580		622		18,849
Dividends on preferred shares	(3,403)		(1,533)		(13,613)		(1,533)
Gains (adjustment to gains) on sales of interests in real estate	45		(4,457)		(1,484)		(16,199)
Gains (adjustment to gains) on dispositions of discontinued operations	—		(194)		550		(178,121)
Depreciation and amortization:
Wholly owned & consolidated partnerships, net	24,419	(a)	17,853	(a)	95,863	(a)	37,357	(a)
Unconsolidated partnerships	2,559	(a)	1,244	(a)	5,781	(a)	5,071	(a)
Discontinued operations			—				2,308

FUNDS FROM OPERATIONS	$45,141	(b)	$26,192	(b)	$147,202	(b)	$67,070	(b)

FUNDS FROM OPERATIONS PER SHARE AND OP UNITS	$1.12		$0.83		$3.70		$2.96

Weighted average number of shares outstanding	35,819		28,787		35,609		20,390
Weighted average effect of full conversion of OP units	4,426		2,957		4,183		2,303

Total weighted average shares outstanding, including OP units	40,245		31,744		39,792		22,693

Weighted average number of preferred shares	2,475		2,475		2,475		2,475

a)	Excludes depreciation of non-real estate assets, amortization of deferred financing costs and discontinued operations.
b)
Includes the non-cash effect of straight-line rents of $1,375 and $1,055 for the 4th quarter 2004 and 2003, respectively, and $5,212 and $2,806 for the twelve months ended December 31, 2004 and 2003, respectively.

OPERATING RESULTS	Three Months Ended		Twelve Months Ended

(In thousands, except per share amounts)	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003

REVENUE:
Real estate revenues:
Base rent	$70,104	$49,293	$255,750	$112,117
Percentage rent	4,697	3,333	9,827	4,281
Expense reimbursements	27,719	21,581	114,127	47,970
Lease termination revenue	1,253	699	3,931	985
Other real estate revenues	5,819	3,452	11,885	5,164

Total real estate revenues	109,592	78,358	395,520	170,517

Management Company revenue	4,073	3,661	9,703	10,971
Interest and other income	161	335	1,026	887

Total revenues	113,826	82,354	406,249	182,375

EXPENSES:
Property operating expenses:
Property payroll and benefits	(6,566)	(4,138)	(26,105)	(9,369)
Real estate and other taxes	(8,853)	(6,650)	(35,299)	(15,587)
Utilities	(6,331)	(4,931)	(27,369)	(10,043)
Other operating expenses	(16,745)	(11,344)	(55,478)	(24,317)

Total property operating expenses	(38,495)	(27,063)	(144,251)	(59,316)

Depreciation and amortization	(24,835)	(18,096)	(97,311)	(38,142)
General and administrative expenses:
Corporate payroll and benefits	(7,466)	(10,261)	(30,057)	(23,169)
Other general and administrative expenses	(3,725)	(7,598)	(14,613)	(16,509)

Total general and administrative expenses	(11,191)	(17,859)	(44,670)	(39,678)

Interest expense	(18,456)	(13,692)	(72,314)	(35,318)

Total expenses	(92,977)	(76,710)	(358,546)	(172,454)
Income before equity in income of partnerships, gains on sales of interests in real estate, minority interest and discontinued operations	20,849	5,644	47,703	9,921
Equity in income of partnerships	697	1,609	5,606	7,231
Gains (adjustment to gains) on sales of interests in real estate	(45)	4,457	1,484	16,199

Income before minority interest and discontinued operations	21,501	11,710	54,793	33,351
Minority interest in properties	(66)	(339)	(611)	(858)
Minority interest in Operating Partnership	(2,334)	(1,198)	(5,695)	(3,298)

Income from continuing operations	19,101	10,173	48,487	29,195

Discontinued operations:
Income from discontinued operations	85	1,722	6,491	7,581
Gains (adjustment to gains) on disposition of discontinued operations	—	194	(550)	178,121
Minority interest in properties	1	(8)	(18)	(8)
Minority interest in Operating Partnership	(23)	(580)	(622)	(18,849)

Total discontinued operations	63	1,328	5,301	166,845

Net income	$19,164	$11,501	$53,788	$196,040
Dividends on preferred shares	(3,403)	(1,533)	(13,613)	(1,533)

Net income available to common shareholders	$15,761	$9,968	$40,175	$194,507

BASIC EARNINGS PER SHARE
From continuing operations	$0.43	$0.30	$0.96	$1.36
From discontinued operations	—	0.05	0.15	8.18

TOTAL BASIC EARNINGS PER SHARE	$0.43	$0.35	$1.11	$9.54

DILUTED EARNINGS PER SHARE
From continuing operations	$0.43	$0.29	$0.95	$1.33
From discontinued operations	—	0.05	0.15	8.03

TOTAL DILUTED EARNINGS PER SHARE	$0.43	$0.34	$1.10	$9.36

Weighted average number of shares outstanding (diluted)	36,196	29,262	35,928	20,784

PREIT Announces 2004 Fourth Quarter and Year End Results
March 3, 2005

Pennsylvania Real Estate Investment Trust
Selected Financial Data

EQUITY IN INCOME OF PARTNERSHIPS	Three Months Ended		Twelve Months Ended

(In thousands)	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003

Gross revenues from real estate	$15,387	$15,704	$57,986	$82,018

Expenses:
Property operating expenses	(4,565)	(5,385)	(17,947)	(28,008)
Mortgage interest expense	(4,239)	(4,512)	(16,923)	(25,633)
Depreciation and amortization	(4,628)	(2,496)	(11,001)	(13,676)

Total expenses	(13,432)	(12,393)	(45,871)	(67,317)

Net revenues from real estate	1,955	3,311	12,115	14,701
Less: Partners’ share	(991)	(1,653)	(6,131)	(7,359)

Company’s share	964	1,658	5,984	7,342
Amortization of excess investment	(267)	(49)	(378)	(111)

EQUITY IN INCOME OF PARTNERSHIPS	$697	$1,609	$5,606	$7,231

Supplemental Information for Wholly Owned Properties
and the Company’s Proportionate Share of Partnerships

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	Three Months Ended				Twelve Months Ended

(In thousands)	Dec 31, 2004		Dec 31, 2003		Dec 31, 2004		Dec 31, 2003

Gross revenues from real estate	$109,592		$78,358		$395,520		$170,517
Property operating expenses	(38,495)		(27,063)		(144,251)		(59,316)

Net operating income: wholly-owned properties	71,097		51,295		251,269		111,201
Company’s proportionate share of partnership net operating income
Property level net operating income	5,340		5,044		19,704		23,683

Combined net operating income	76,437	(1)	56,339	(1)	270,973	(1)	134,884	(1)
Interest and other income	161		335		1,026		887
Management company revenue	4,073		3,661		9,703		10,971
Total general & administrative expenses	(11,191)		(17,859)		(44,670)		(39,678)

EBITDA	$69,480	(2)	$42,476	(2)	$237,032	(2)	$107,064	(2)

1)
NOI including the impact of disposed real estate assets was $76,838 and $58,510 for the 3 months ended 12/31/04 and 12/31/03, respectively. NOI including the impact of disposed real estate assets was $280,385 and $150,429 for the 12 months ended 12/31/04 and 12/31/03, respectively.

2)
EBITDA including the impact of disposed real estate assets was $69,883 and $44,647 for the 3 months ended 12/31/04 and 12/31/03, respectively. EBITDA including the impact of disposed real estate assets was $246,445 and $122,613 for the 12 months ended 12/31/04 and 12/31/03, respectively.

RECONCILIATION OF NET INCOME TO PROPERTY LEVEL EBITDA AND TO PROPERTY LEVEL NET OPERATING INCOME	Three Months Ended		Twelve Months Ended

(In thousands)	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003

Net income	$19,164	$11,501	$53,788	$196,040
Minority interest in Operating Partnership	2,334	1,198	5,695	3,298
Minority interest in properties	66	339	611	858
Equity in income from partnerships	(697)	(1,609)	(5,606)	(7,231)
Company’s proportionate share of partnership net operating income	5,340	5,044	19,704	23,683
Gains on sales of interests in real estate	45	(4,457)	(1,484)	(16,199)
Income from discontinued operations	(63)	(1,328)	(5,301)	(166,845)
Depreciation and amortization	24,835	18,096	97,311	38,142
Interest expense	18,456	13,692	72,314	35,318

Property level EBITDA	69,480	42,476	237,032	107,064
Interest and other income	(161)	(335)	(1,026)	(887)
Management company revenue	(4,073)	(3,661)	(9,703)	(10,971)
Total general & administrative expenses	11,191	17,859	44,670	39,678

PROPERTY LEVEL NET OPERATING INCOME	$76,437	$56,339	$270,973	$134,884

MORTGAGE NOTES AND BANK LOANS PAYABLE
(In thousands)	December 31, 2004	December 31, 2003

Wholly-owned properties, excluding mortgage debt on assets held for sale
Mortgage notes payable	$1,145,079	$1,150,054
Debt premium on mortgage notes payable	56,135	71,127
Bank loans payable	271,000	170,000

	1,472,214	1,391,181
Company’s proportionate share of partnerships
Mortgage notes payable	107,513	109,582

Total mortgage notes and bank loans payable	$1,579,727	$1,500,763